UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 11, 2007

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The PNC Financial Services Group, Inc. (“PNC”), BlackRock, Inc. (“BlackRock”) and PNC Bancorp, Inc. (“Bancorp”) entered into a Second Amendment to Share Surrender Agreement as of June 11, 2007 (“Second Amendment”). The Second Amendment amends the Share Surrender Agreement entered into as of October 10, 2002 by and between PNC, BlackRock and the predecessor entity of Bancorp (the “Share Surrender Agreement”), and the First Amendment to the Share Surrender Agreement entered into as of February 15, 2006 by and between PNC, BlackRock and Bancorp (the “First Amendment” and, together with the Share Surrender Agreement and the Second Amendment, the “Amended Share Surrender Agreement”).

BlackRock was formerly a majority-owned subsidiary of PNC. On September 29, 2006, Merrill Lynch contributed its investment management business to BlackRock in exchange for 65 million shares of newly issued BlackRock common and preferred stock (the “BlackRock/MLIM Transaction”). Immediately following the closing of that transaction, PNC continued to own approximately 44 million shares of BlackRock common stock. As of March 31, 2007, PNC’s ownership interest in BlackRock was approximately 34%.

In 2002, BlackRock adopted a long-term incentive plan (“LTIP”) program to help attract and retain qualified professionals. At that time, PNC agreed to transfer up to 4 million of the shares of BlackRock common stock then held by Bancorp, a wholly owned indirect subsidiary of PNC, to help fund the 2002 LTIP and future programs approved by BlackRock’s board of directors, subject to certain conditions and limitations. The Share Surrender Agreement set forth various obligations between the parties regarding the funding of the 2002 LTIP and the First Amendment clarified those obligations and imposed certain funding limitations in contemplation of the BlackRock/MLIM Transaction. The First Amendment also set forth the characteristics of funding any Future Incentive Plans approved by BlackRock. Neither the First Amendment nor the Second Amendment reduced or expanded PNC’s overall 4 million share funding commitment under the Share Surrender Agreement.

Prior to 2006, BlackRock granted awards of approximately $230 million under the 2002 LTIP program, of which approximately $210 million were paid on January 30, 2007. Out of the 4 million shares of BlackRock common stock that PNC agreed to make available for BlackRock incentive programs, PNC transferred approximately 1 million shares in January 2007.

The Second Amendment acknowledges that BlackRock granted additional restricted stock unit awards in January 2007 under a Future Incentive Plan totaling approximately $260 million, and that such awards were converted into approximately 1.5 million restricted stock units based on a value of $168.67 per share of BlackRock common stock. In connection with this Future Incentive Plan, the Second Amendment clarifies that the maximum value of all BlackRock awards that will be funded by PNC (through Bancorp) during the Second Award Period (which began with the $260 million grant in January 2007 and ends in September 2011) will not exceed approximately $271 million (the “Second Period Funding Cap”), subject to the terms and conditions of each award, including the achievement of all performance criteria and other vesting requirements, and adjusting for any forfeitures. Any shares transferred by PNC pursuant to the Future Incentive Plans contemplated by the Second Amendment shall reduce the outstanding amount available for transfer; any residual amount remaining after such transfers would be available for future awards. The Second Amendment also sets forth a mechanism to calculate the value of any additional awards to be approved by BlackRock during the Second Award Period and any credits that will be provided toward the Second Period Funding Cap for any forfeitures of outstanding awards.

The foregoing summary of the Second Amendment is qualified in its entirety by reference to the full text of the amendment, which is filed as Exhibit 10.50 hereto, and, to the extent not superseded by the Second Amendment, to the full text of the Share Surrender Agreement prior to amendment, which was filed with the Securities and Exchange Commission as Exhibit 10.22 to BlackRock’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2002, and the full text of the First Amendment, which was filed with the Securities and Exchange Commission as Exhibit 10.3 to BlackRock’s Current Report on Form 8-K, as filed on February 22, 2006, each of which is incorporated herein by reference. Capitalized terms used in this summary and not defined have the meanings set forth in the Amended Share Surrender Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.50	Second Amendment to Share Surrender Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: June 14, 2007	By:	/s/ Samuel R. Patterson
Samuel R. Patterson
Controller

EXHIBIT INDEX

Number	Description	Method of Filing
10.50	Second Amendment to Share Surrender Agreement made and entered into as of June 11, 2007 by and between The PNC Financial Services Group, Inc., BlackRock, Inc. and PNC Bancorp, Inc.	Filed herewith